Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (together with its Exhibit, this “Agreement”) is made as of May 2, 2016 (the “Effective Date”), by and between Diamond Offshore Drilling, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Kelly Youngblood (the “Executive,” and, together with the Company, a “Party”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive as its Senior Vice President and Chief Financial Officer, and the Executive wishes to accept and begin such employment, and in connection therewith the Parties agree to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the Parties agree as follows:

1.	Termination by the Company Without Cause; Termination by the Executive for Good Reason.

(a)	In the event that the Executive’s employment with the Company is terminated during the term of this Agreement (the “Term”) (1) by the Company other than for Permanent Disability (as defined below) or for Cause (as defined below) or (2) by the Executive for Good Reason (as defined below), the Company shall provide the Executive with the following (in lieu of separation payments under any other Company severance plan, policy or arrangement):

(i)	Unpaid base salary through the date the employment of the Executive terminates (the “Termination Date”), paid no later than the next following payment date in accordance with the Company’s normal payroll payment practices.

(ii)	Other or additional benefits in accordance with the then-applicable terms of any applicable plan, program, corporate governance document, policy, agreement or other arrangement of the Company or any of its subsidiaries “Company Arrangements”); provided, however, that this shall not result in a duplication of benefits or payments to the Executive or his beneficiaries, as the case may be.

(iii)	Subject to Section 1(c), separation payments at a rate of $55,000 per month for a period of 12 months, commencing with the month following the month in which the “Revocation Period” as defined in the release referred to in Section 1(c) ends (and thereafter on the first Company payroll date of each month), but subject to deferral as provided in Section 3 hereof.

(iv)	Subject to Section 1(c), the Executive and his dependents shall be entitled to continued participation (at the Company’s expense), for a period of 12 months following the Termination Date (which shall be concurrent with any health care continuation benefits under COBRA), in the group medical plan of the Company in which they were participating as of such date.

(b)	For purposes of this Agreement:

(i)	“Permanent Disability” shall mean that the Executive has been unable, due to physical or mental incapacity, to substantially perform his job duties and responsibilities for the Company for 90 days out of any 180 consecutive days.

(ii)	“Cause” shall mean that: (1) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony, (2) the Executive engages in conduct that constitutes either (x) a material and willful breach of the Company’s Code of Business Conduct and Ethics or any other policy applicable to employees of the Company, (y) willful, or reckless, material misconduct in the performance of the Executive’s duties, or (z) willful, habitual neglect of the Executive’s material duties; provided, however, that for purposes of clauses (2)(y) and (2)(z) of this paragraph, Cause shall not include any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he is not legally entitled).

(iii)	“Good Reason” shall mean the occurrence of any of the following events, without the Executive’s prior written consent and without cure by the Company within 30 days after the Executive gives notice of such event to the Company requesting cure, such notice to be given within 90 days after the Executive learns that such event has occurred: (1) the assignment to the Executive of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Effective Date; (2) actions by the Company that have resulted in a substantial diminution in his position, authority, duties or responsibilities as compared to his position, authority, duties or responsibilities at the Effective Date; (3) any failure to elect or appoint the Executive as Senior Vice President and Chief Financial Officer of the Company or to maintain him in such position throughout the Term; (4) any reduction in Base Salary or target Annual Bonus opportunity from the amounts in effect on the Effective Date; or (5) any failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company within 15 calendar days after a merger, consolidation, sale or similar transaction.

(c)	Upon termination of his employment hereunder in a termination governed by this Section 1, the Executive shall be entitled to the benefits described in Section 1(a)(iii) and (iv) only if he executes, and delivers to the Company within 21 days after the Termination Date, a valid Release substantially in the form attached hereto as Exhibit A (as such form may be changed by Company as shall be necessary to render such form valid, binding and enforceable under then-current applicable law), which Release he does not revoke during the “Revocation Period” as defined in such Release.

2.	Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall expire one year after the Effective Date. Should Executive remain in the employ of Company (or any affiliate) beyond the Term, Executive will be deemed an “at will” employee and, accordingly, Executive’s employment may be terminated at any time for any reason or no reason.

3.	Section 409A.

(a)	It is the Parties’ intention that all payments, benefits and entitlements received by the Executive under this Agreement be provided in a manner that does not impose any additional taxes, interest or penalties on the Executive with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. Each of the Parties has used, and will continue to use, its best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Parties agree to work together in good faith to amend this Agreement, and to structure any payment, benefit or other entitlement received by the Executive, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Agreement without violating any applicable requirement of Section 409A. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

(b)

All payments to be made to the Executive hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein for such payments to be made, except as otherwise permitted or required under Section 409A. The date of the Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of the Executive’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder upon the Executive’s termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A. In addition, no such payment or distribution of deferred compensation shall be made to the Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service”, or (b) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of Section 409A and if such delayed commencement is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to the Executive in a lump sum upon the first business day immediately following the earlier of (x) the expiration of such six (6) month period or (y) the Executive’s date of death, without interest. Each individual installment payment that becomes payable under this Agreement, including each payment under Section 1(a)(iii), shall be treated as a right to receive a series of “separate payments” for purposes of Section 409A and Treasury Reg. §1.409A-2(b)(2)(iii). To the extent that the payment or reimbursement of any expense or the provision of any in-kind benefits under this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) the payment or reimbursement of such expenses or the provision of in-kind benefits in one of the Executive’s taxable years shall not affect the payment or reimbursement of any expense or payment of in-kind benefits in any other taxable year of the Executive; (ii) any payment or reimbursement for expenses under this Agreement shall be made in accordance with the Company’s applicable plans and policies as soon as soon as administratively practicable after such expense has been incurred, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) any such payment or reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

4.	Severability. Each of the terms and provisions of this Agreement shall be deemed severable in whole and in part. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

5.	Assignment.

(a)	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

(b)	No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement.

(c)	No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. In the event that Executive dies before all payments he may be entitled to have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.

6.	Miscellaneous.

(a)	This Agreement shall be governed, interpreted, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Texas (without regard to choice of law or conflict of laws principles), to the extent not displaced by federal law.

(b)	Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, with respect to such subject matter.

(c)

No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized officer of the Company. No waiver by any Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived. In the event of any conflict between any provision of this

Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(d)	All numbers and headings contained in this Agreement are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained in this Agreement. When used in this Agreement, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise indicated, (ii) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and (iii) the term “including” shall mean “including, without limitation” and the term “includes” shall mean “includes, without limitation.”

7.	Notices. Any notice, consent, demand, request, or other communication given to a Party in connection with this Agreement shall be in writing and shall be deemed to have been given to such Party (x) when delivered personally to such Party or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Party (or to such other address as such Party shall have specified by 10 days’ advance notice given in accordance with this Section 7) or (z) on the first business day after it is sent by facsimile to the facsimile number (if any) set forth below (or to such other facsimile number as shall have specified by 10 days’ advance notice given in accordance with this Section 7), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 7.

If to the Company:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

Attn: Corporate Secretary

If to the Executive:

The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term) at his office in Houston, Texas.

8.	Arbitration of All Disputes. Any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (collectively, “Claim”) between the Executive and the Company or any of its subsidiaries, including any Claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company or any of its subsidiaries, the Executive’s employment with the Company, or any termination thereof shall be resolved by binding confidential arbitration, to be held in Houston Texas, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 8. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Marc Edwards
Name: Marc Edwards
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Kelly Youngblood
Kelly Youngblood

EXHIBIT A

FORM OF RELEASE

THIS RELEASE OF CLAIMS (this “Release”) is entered into as of                      [the date the Executive signs this Release] (the “Release Date”), by and between Kelly Youngblood (the “Executive”) and Diamond Offshore Drilling, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Severance Agreement by and between the Company and the Executive, dated as of May 2, 2016 (the “Severance Agreement”).

1. Release.

(a) The Executive, on behalf of himself and his beneficiaries, estate and legal representatives (collectively, with the Executive, the “Executive Releasors”) hereby releases, acquits and forever discharges the Company, its parents, subsidiaries, and each of their respective successors, assigns, officers, directors, and employees (collectively, the “Company Released Parties”) from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Executive Releasor may have, or may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Release Date, and that arise out of or relate to the Executive’s employment with or services for the Company or its subsidiaries, or the termination of such employment or services, other than the right to payment or benefits under Sections 1(a)(iii) and 1(a)(iv) of the Severance Agreement, for which execution of this Release is, in part, a condition precedent. Notwithstanding the foregoing, this release does not apply (i) to any vested benefits under any benefits plan, program, policies or agreements of the Company or any of its affiliates which the Executive may have as may be in effect from time to time; (ii) to the Executive’s right to obtain contribution as permitted by law in the event of any judgment against the Executive as a result of any act or failure to act for which the Executive and the Company (or any of its subsidiaries or affiliates) are held jointly liable; (iii) to any rights the Executive holds as an individual stockholder of the Company; (iv) to any claim that cannot be waived by law; (v) to the Executive’s right to enforce the terms of this Release; and (vi) to any right or claim that arises after the date of the execution of this Release.

(b) The claims released by the Executive include, to the extent set forth in Section 1(a), any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the Sarbanes-Oxley Act, as amended, the Dodd-Frank Act, as amended and any and all state or local laws regarding employment discrimination and/or U.S. federal, state or local laws of any type or description regarding employment, including any claims in any way arising from or derivative of the Executive’s employment with the Company or any of its subsidiaries or the termination of such employment, as well as any claims under state contract or tort law or otherwise.

2. Representation by the Executive. The Executive represents that he has not been convicted of, or pleaded guilty to or nolo contendere to, any felony and has not engaged in conduct that constitutes Cause under the Severance Agreement.

3. Incorporation of Specific Provisions. Sections 4, 5, 6, 7 and 8 of the Severance Agreement shall be deemed incorporated by reference in this Release and shall be treated as if set forth in full herein, except that references in them to this “Agreement” shall be deemed to be references to this “Release.”

4. Review and Revocation Period. The Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. The Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. The Executive further represents that he has had 21 days to review this Release. If the Executive has executed this Release in fewer than 21 days after its delivery, the Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary. The Executive may revoke his acceptance of this Release within seven days after he has signed it and delivered it to the Company (the “Revocation Period”) by sending written notice to the Company that the Executive wishes to revoke his acceptance of it and not be bound by it. If the Executive timely revokes this Release, the Company shall have no obligation to provide to the Executive the benefits described or referenced in Sections 1(a)(iii) and 1(a)(iv) of the Severance Agreement. This Release shall become effective on the seventh (7th) day after the Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence. This Release shall be null and void if not countersigned by the Company, and delivered to the Executive, within seven days after the expiration of the Revocation Period.

IN WITNESS WHEREOF, the Parties have executed this Release as of the date and year first above written.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Marc Edwards
Name: Marc Edwards
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Kelly Youngblood
Kelly Youngblood

Date Signed: